Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

Rebecca B. Roberts Elected to MSA Board of Directors

PITTSBURGH, October 31, 2013 – The Board of Directors of MSA (NYSE: MSA), the global leader in safety products and systems that help protect workers and facilities, today announced that Rebecca B. Roberts, Director for Black Hills Corporation (NYSE: BKH) and Enbridge Energy Partners L.P. (NYSE: EEP), and former President of Chevron Pipeline Company (NYSE: CVX), has been elected to MSA’s Board of Directors. Ms. Roberts’ election is the continuation of a succession plan initiated in 2012 to address recent retirements.

“We feel very fortunate to be able to add a person of Ms. Roberts’ caliber to the MSA Board,” said William M. Lambert, MSA President and CEO. “Rebecca brings to MSA a tremendous amount of experience in the areas of general management and operations, with strong expertise in the oil, gas and petrochemical industry. Her expertise and insight, gained from nearly 40 years in the energy industry, will serve MSA very well as we continue to advance our corporate strategy and work toward our long-range goals.”

Ms. Roberts retired in 2011 as President of Chevron Pipe Line Co., a wholly owned subsidiary of Chevron Corp. There, she was responsible for a network of more than 10,000 miles of pipelines transporting crude oil, petroleum products, chemicals, natural gas, and natural gas liquids in North America.

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Prior to her role as President, Ms. Roberts served as President of Chevron Global Power Generation. In this capacity, Ms. Roberts was responsible for managing Chevron’s portfolio of commercial power plants in the United States, Asia and Europe, and identifying new growth and business development opportunities for power generation worldwide.

Ms. Roberts began her career with Texaco as a chemist in South Louisiana and advanced through several technical positions in the company’s Houston Research Center before moving to Texaco Natural Gas. In that division she had management assignments in marketing, operations and business development followed by assignments at Texaco’s New York headquarters. She then served as country manager in Panama until the Chevron merger, at which time she moved to Chevron Global Power Generation.

In addition to her current roles as Director for Black Hills Corporation and Enbridge Energy Partners, Ms. Roberts is a former Chairman and board member for Dress for Success Houston, a non-profit organization dedicated to helping underserved women secure employment. Ms. Roberts also previously served as a Director of Dynegy Energy Company.

A native of Lake Charles, La., Ms. Roberts earned a bachelor’s degree in chemistry from McNeese State University.

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About MSA

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

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